Exhibit 10.1

2006 Stock Incentive Plan
of Honeywell International Inc. and its Affiliates

RESTRICTED UNIT AGREEMENT

          RESTRICTED UNIT AGREEMENT made in Morris Township, New Jersey, as of the [DAY] day of [MONTH, YEAR] (the “Date of Grant”), between Honeywell International Inc. (the “Company”) and [EMPLOYEE NAME] (the “Employee”).

1.

Grant of Award. The Company has granted you [NUMBER] Restricted Units, subject to the provisions of this Agreement and the 2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Plan”). The Company will hold the Restricted Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.	Payment Amount. Each Restricted Unit [and Additional Restricted Unit] represents one (1) Share of Common Stock.

3.

Vesting. Except in the event of your Termination of Employment due to Full Retirement, death or Disability, or the occurrence of a Change in Control, or as otherwise provided in this Agreement, the restrictions on the Restricted Units [and Additional Restricted Units] will lapse as follows: [VESTING PROVISIONS CONSISTENT WITH THE PLAN].

[Fractional Units will accumulate until all such Units equal at least 1.0. The fractional Units equal to 1.0 will vest on the vesting date described above. Any fractional Units remaining on the vesting date will vest and be paid in cash.]

Your vested right will be calculated on the earliest of (a) the relevant anniversary of the Award Date, (b) upon your Termination of Employment, other than by reason of your Full Retirement, death, Disability, or (c) upon your Termination of Employment due to your Full Retirement, death or Disability, or the occurrence of a Change in Control. No partial credit will be given for partial years of employment.

4.

Form and Timing of Payment. Vested Restricted Units will be redeemed solely for Shares. [FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: Except as otherwise determined by the Management Development and Compensation Committee (the “Committee”), in its sole discretion, vested Additional Restricted Units will be redeemed solely for Shares.] [Subject to a deferral election made pursuant to Section 6,] payment on vested Restricted Units [and Additional Restricted Units] will be made as soon as practicable following the lapse of the restrictions on the Restricted Units [and Additional Restricted Units] but in no event later than two and one-half (2-1/2) months following the end of the calendar year in which the restrictions lapse. Any fractional Shares will be paid in cash. [FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: You cannot defer payment of the Restricted Units [or Additional Restricted Units]].

5.

[FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: Dividend Equivalents. Except as otherwise determined by the Committee, in its sole discretion, you will earn Dividend Equivalents in an amount equal to the value of any cash or stock dividends paid by the Company upon one Share of Common Stock for each unvested Restricted Unit or Additional Restricted Unit (as defined below) credited to your bookkeeping account on a dividend record date. In the case of cash dividends, the Company shall credit to your bookkeeping account, on each dividend payment date, an additional number of Restricted Units (“Additional Restricted Units”) equal to (a) divided by (b), where (a) equals the total number of unvested Restricted Units and Additional Restricted Units, if any, subject to this Agreement on such date multiplied by the dollar amount of the cash dividend paid per Share of Common Stock on such date, and (b) equals the Fair Market Value of a Share on such date. If a dividend is paid to holders of Common Stock in Shares, the Company shall credit to you, on each dividend payment date, Additional Restricted Units equal to the total number of unvested Restricted Units and Additional Restricted Units subject to this Agreement on such date multiplied by the Share dividend paid per Share of Common Stock on such date. Additional Restricted Units are subject to the same restrictions, including but not limited to vesting (except with respect to certain Additional Restricted Units representing fractional Units), transferability and payment restrictions, that apply to the Restricted Units to which they relate.]

6.

[FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: Deferral of Payment. If you would like to defer payment on the Restricted Units [and related Additional Restricted Units], you may do so in writing on the deferral form provided with this grant setting forth your desired payment schedule. The deferral will not be permitted if, within the determination of the Company, such deferral would result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. If the deferral is not permitted, then payment will be made as provided in Section 4. [All whole shares of Additional Restricted Units will be subject to the same deferral restrictions as the Restricted Units to which they relate.] Except as otherwise determined by the Committee, Dividend Equivalents credited on deferred Restricted Units [and deferred Additional Restricted Units] will be paid in cash as soon as practicable following the date such Dividend Equivalents are credited but in no event later than 2-1/2 months following the end of the year in which the Dividend Equivalents vest. You cannot defer payment of Dividend Equivalents (or earnings thereon) credited under this Section 6. ]

7.

Termination of Employment. Any Restricted Units [and Additional Restricted Units] that have not vested as of your Termination of Employment, other than by reason of your Full Retirement, death or Disability, or a Change in Control, will immediately be forfeited, and your rights with respect to these Restricted Units [and Additional Restricted Units] will end. For purposes of this Agreement, if your employment is terminated under circumstances that entitle you to severance benefits under a severance plan of the Company or an Affiliate in which you participate, “Termination of Employment” refers to the date immediately prior to the date

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severance benefits become payable under the terms of the severance plan. If your employment is terminated under any other circumstances and you are not entitled to severance benefits under a severance plan of the Company or an Affiliate, “Termination of Employment” refers to the last day you actively perform services for the Company and its Affiliates.

8.

Retirement, Death or Disability. If your Termination of Employment occurs because of your death or Disability, any vesting restrictions on Restricted Units [and Additional Restricted Units] will lapse, and payment will be made in accordance with Section 4. If you are deceased, the Company will make a payment to your estate only after the Committee has determined that the payee is the duly appointed executor or administrator of your estate.

If your Termination of Employment occurs solely because of your Full Retirement, you will receive a pro-rata payment of unvested Restricted Units [and related Additional Restricted Units] equal to the product of (a) times (b), minus (c), where (a) equals the total number of Restricted Units set forth in Section 1 above [plus the total number of Additional Restricted Units (both vested and unvested) credited to you as of your Termination of Employment], (b) equals the ratio of your complete years of service as an employee of the Company or its Affiliates between the Date of Grant and your Termination of Employment, and the number of complete years of service required under this Agreement to be fully vested in all Restricted Units [and Additional Restricted Units], and (c) equals the number of Restricted Units [and Additional Restricted Units] that vested before your Termination of Employment.

Payment will be made in accordance with Section 4.

9.

Change in Control. In the event of a Change in Control, any restrictions on Restricted Units [and Additional Restricted Units] that have not lapsed or terminated as of the date of Change in Control will immediately lapse. No later than the earlier of 90 days after the date of Change in Control or two and one-half months after the end of the calendar year in which the Change in Control occurs, you will receive for the Restricted Units [and Additional Restricted Units] a single payment in cash equal to the product of the number of outstanding Restricted Units [and Additional Restricted Units] as of the date of the Change in Control (including any Restricted Units [and Additional Restricted Units] that vest pursuant to this Section 9) and a multiplication factor, as set forth in the Plan.

10.

Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or to your local employer, prior to any issuance or delivery of Shares on Restricted Units, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company or your local employer.

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11.

Transfer of Award. You may not transfer the Restricted Units, [Additional Restricted Units] or any interest in such Units except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan. Any other attempt to dispose of your interest will be null and void.

12.	Forfeiture of Awards.

(a)

By accepting the Award, you expressly agree and acknowledge that the forfeiture provisions of subparagraph (b) will apply if, from the Date of Grant of these Restricted Units until the date that is twenty-four (24) months after your Termination of Employment, for any reason, you enter into an employment or consultation agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which the Company or any Affiliate is engaged if the business is competitive (in the sole judgment of the Committee) with the Company or an Affiliate and the Committee has not approved the agreement or arrangement in writing.

(b)

If the Committee determines, in its sole judgment, that you have engaged in an act that violates subparagraph (a) prior to the 24-month anniversary of your Termination of Employment, your outstanding Restricted Units [and Additional Restricted Units] will immediately be rescinded, and you will forfeit any rights you have with respect to these Restricted Units [and Additional Restricted Units] as of the date of the Committee’s determination. In addition, you hereby agree and promise immediately to deliver to the Company, Shares equal in value to the amount of any Restricted Units [and Additional Restricted Units] you received payment for during the period beginning six (6) months prior to your Termination of Employment and ending on the date of the Committee’s determination.

13.

Restrictions on Payment of Shares. Payment of Shares for your Restricted Units [and Additional Restricted Units] is subject to the conditions that, to the extent required at the time of exercise, (a) the Shares underlying the Restricted Units [and Additional Restricted Units] will be duly listed, upon official notice of redemption, upon the New York Stock Exchange, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

14.	Adjustments. Any adjustments to the Restricted Units [and Additional Restricted Units] will be governed by Section 5.3 of the Plan.

15.

Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s

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securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Units [or Additional Restricted Units] to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

16.

Plan Terms Govern. The vesting and redemption of Restricted Units [or Additional Restricted Units], the disposition of any Shares received for Restricted Units [or Additional Restricted Units], the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review.

17.	Personal Data.

(a)

By entering into this Agreement, and as a condition of the grant of the Restricted Units, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

(b)

You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all restricted units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

(c)

You further understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of restricted units or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

(d)

You further understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of the your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

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(e)

You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

(f)

You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

18.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

(a)

The Company (and not your local employer) is granting your Restricted Units [and Additional Restricted Units]. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

	(b)	The Company may administer the Plan from outside your country of residence and United States law will govern all Restricted Units [and Additional Restricted Units] granted under the Plan.

	(c)	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

(d)

The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

(e)

The grant of Restricted Units [and Additional Restricted Units] hereunder, and any future grant of Restricted Units [or Additional Restricted Units] under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Restricted Units, [the Additional Restricted Units] nor any future grant

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by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

(f)

The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

	(g)	Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

19.

Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your Restricted Units [and Additional Restricted Units] is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no rights as a shareowner of the Company pursuant to the Restricted Units [or Additional Restricted Units] until Shares are actually delivered to you.

20.

Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Units [and the Additional Restricted Units].

21.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

22.

Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the facsimile signature of its Chairman of the Board and Chief Executive Officer as of the day and year first above written. By consenting to this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and

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conditions described in this Agreement, the Plan and the Plan’s prospectus; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Restricted Units are replaced and superseded. You must accept this Award by signing the Agreement below and, by signing this Agreement, you will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan. If you do not wish to accept this Award, you must contact Honeywell International Inc., Executive Compensation/AB-1D, 101 Columbia Road, Morristown, NJ 07962 in writing within thirty (30) days of the date of this Agreement.

    Honeywell International Inc.

By:	David M. Cote
Chairman of the Board and
Chief Executive Officer

I Accept:

Signature	Date

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